 Exhibit 99.1

Company Contact:
RELM Wireless Corporation
William Kelly, EVP & CFO
(321) 984-1414

RELM Wireless Reports Second Quarter 2016 Results
Declares $0.09 per Share Quarterly Dividend
Q2 Sales Grow Approximately 153% from Prior Year Second Quarter

WEST MELBOURNE, Florida – August 3, 2016 -- RELM Wireless Corporation (NYSE MKT: RWC) today announced its financial and operating results for the second quarter and six months ended June 30, 2016 and the declaration of a $0.09 per share dividend to be paid on September 16, 2016 to shareholders of record as of September 1, 2016.

For the second quarter ended June 30, 2016, sales increased 152.9% to approximately $16.7 million, compared with $6.6 million for the second quarter of 2015. Net income for the second quarter 2016 totaled approximately $1.4 million, or $0.10 per basic and diluted share, compared with net income of approximately $78,000, or $0.01 per basic and diluted share, for the same quarter last year.

Gross profit margin for the second quarter 2016 was 33.6% of sales, compared with 36.2% of sales for the same quarter last year and 31.7% for the immediately preceding quarter. Selling, general and administrative expenses totaled approximately $3.5 million (21.0% of sales) for the second quarter 2016, compared with approximately $2.3 million (34.6% of sales) for the second quarter of 2015.

The Company had approximately $24.5 million in working capital as of June 30, 2016, of which approximately $15.0 million was comprised of cash, cash equivalents and trade receivables. This compares with working capital of approximately $23.9 million as of December 31, 2015, of which approximately $8.8 million was comprised of cash, cash equivalents and trade receivables. As of June 30, 2016, the Company had no borrowings outstanding under its revolving credit facility.

RELM President and Chief Executive Officer David Storey commented, “For the second consecutive quarter we produced record sales, and exceeded last year’s second quarter sales by almost 153%. Likewise, sales for the first and second quarters combined were nearly 90% higher than the six month period last year. Consistent with the first quarter, sales to the U.S. Transportation Security Administration (TSA) were a significant contributor to our performance. However, sales to customers other than the TSA were also robust in the second quarter. Deliveries under the initial TSA orders should be completed in the third quarter.”

Mr. Storey continued, “Replicating similar contracts with other agencies ultimately hinges on our ability to achieve the highest levels of customer satisfaction. I am pleased that our reviews to this point from TSA have been overwhelmingly favorable. With such a high-profile customer, this is important for RELM as we cement and grow our reputation as a reliable and preferred alternative to the market leaders. Moving forward we intend to leverage our performance with the TSA and others to expand our market share and drive additional sales growth. Doing so creates shareholder value, which was clearly demonstrated by the declaration of our second consecutive quarterly dividend. The dividend is part of the capital return program that was initiated in May 2016 and also includes share repurchases.”

For the six months ended June 30, 2016, sales totaled approximately $28.7 million compared with $15.2 million for the same period last year. Net income for the six months ended June 30, 2016 totaled approximately $1.9 million, or $0.14 per basic and diluted share, compared with $617,000, or $0.05 per basic share and $0.04 per diluted share, for the same period last year.

Gross profit margins for the six months ended June 30, 2016 were 32.8% of sales, versus 40.0% of sales for the same period last year. Selling, general and administrative expenses for the six months ended June 30, 2016 totaled approximately $6.6 million compared with approximately $5.2 million for the same period last year.

Quarterly Dividend
On August 2, 2016, the Board of Directors of the Company approved a quarterly dividend of $0.09 per share of the Company’s common stock, payable on September 16, 2016 to shareholders of record of the Company’s common stock as of the close of business on September 1, 2016.

Conference Call and Webcast
The Company will host a conference call and webcast for investors at 9:00 a.m. Eastern Time, Thursday, August 4, 2016. Shareholders and other interested parties may participate in the conference call by dialing 877-407-8031 (international/local participants dial 201-689-8031) and asking to be connected to the “RELM Wireless Corporation Conference Call” a few minutes before 9:00 a.m. Eastern Time on August 4, 2016. The call will also be webcast at http://www.relm.com. Please allow extra time prior to the call to visit the site and download any necessary software to listen to the Internet webcast. An online archive of the webcast will be available on the Company’s website for 30 days following the call at http://www.relm.com.

A replay of the conference call will be available one hour after the completion of the call until August 14, 2016, by dialing 877-481-4010 (international/local participants dial 919-882-2331) and entering the conference ID# 13641804.

About APCO Project 25 (P25)

APCO Project 25 (P25), which requires interoperability among compliant equipment regardless of the manufacturer, was established by the Association of Public-Safety Communications Officials and is approved by the U.S. Department of Homeland Security. The shift toward interoperability gained momentum as a result of significant communications failures in critical emergency situations. RELM was one of the first manufacturers to develop P25-compliant technology.

Forward-Looking Statements

This press release contains certain forward-looking statements that are made pursuant to the “Safe Harbor” provisions of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: changes or advances in technology; the success of our LMR product line; competition in the land mobile radio industry; general economic and business conditions, including federal, state and local government budget deficits and spending limitations; the availability, terms and deployment of capital; reliance on contract manufacturers and suppliers; heavy reliance on sales to agencies of the U.S. government; our ability to utilize deferred tax assets; retention of executive officers and key personnel; our ability to manage our growth; our ability to identify potential candidates for, and consummate, acquisition or investment transactions, and risks incumbent to being a minority stockholder in a corporation; impact of our investment strategy; government regulation; our business with manufacturers located in other countries; our inventory and debt levels; protection of our intellectual property rights; fluctuation in our operating results; acts of war or terrorism, natural disasters and other catastrophic events; any infringement claims; data security breaches and other factors impacting our technology systems; availability of adequate insurance coverage; maintenance of our NYSE MKT listing; and the effect on our stock price and ability to raise equity capital of future sales of shares of our common stock. Certain of these factors and risks, as well as other risks and uncertainties, are stated in more detail in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2016	6/30/2015	6/30/2016	6/30/2015

Sales, net	$16,664	$6,589	$28,733	$15,166

Expenses:
Cost of products	11,073	4,204	19,313	9,097
Selling, general and administrative expensesAAA	3,497	2,278	6,560	5,221
Total expenses	14,570	6,482	25,873	14,318

Operating income	2,094	107	2,860	848

Other income:
Interest income	1	0	2	0
Other income	7	39	8	41
Total other income	8	39	10	41

Income before income taxes	2,102	146	2,870	889

Income tax expense	(737)	(68)	(992)	(272)

Net income	$1,365	$78	$1,878	$617

Net earnings per share - basic	$0.10	$0.01	$0.14	$0.05
Net earnings per share - diluted	$0.10	$0.01	$0.14	$0.04

Weighted average common shares outstanding, basic	13,734	13,708	13,732	13,690
Weighted average common shares outstanding, diluted	13,841	13,921	13,820	13,889

RELM WIRELESS CORPORATION
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Data) (Unaudited)

	June 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash & cash equivalents	$9,080	$4,669
Trade accounts receivable, net	5,916	4,122
Inventories, net	15,898	16,282
Prepaid expenses & other current assets	1,906	3,081
Total current assets	32,800	28,154

Property, plant and equipment, net	2,452	1,840
Available-for-sale securities	5,086	3,402
Deferred tax assets, net	4,421	5,461
Capitalized software, net	264	370
Other assets	205	222

Total assets	$45,228	$39,449

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,560	$2,285
Accrued compensation and related taxes	1,812	1,136
Accrued warranty expense	518	538
Customer deposits	989	-
Accrued other expenses and other current liabilities	234	168
Deferred revenue	142	136
Total current liabilities	8,255	4,263

Deferred revenue	344	366
Total liabilities	8,599	4,629

Commitments and contingencies

Stockholders' equity:
Preferred stock; $1.00 par value; 1,000,000 authorized
shares, none issued or outstanding.	-	-
Common stock; $0.60 par value; 20,000,000 authorized
shares; 13,741,749 and 13,730,562 issued and outstanding shares	8,245	8,238
at June 30, 2016 and December 31, 2015, respectively.
Additional paid-in capital	25,335	24,926
Unrealized gain on investment securities	1,170	397
Retained earnings	1,901	1,259
Treasury Stock	(22)	-
Total stockholders' equity	36,629	34,820

Total liabilities and stockholders' equity	$45,228	$39,449